Exhibit 21.1

List of Subsidiaries

Subsidiaries (3)	Immediate holding company	Country of Incorporation	Percentage of holding as of March 31, 2018	Percentage of holding as of March 31, 2017
IGC – Mauritius (“IGC-M”)	IGC	Mauritius	100	100
Techni Bharathi Private Limited (“TBL”)	IGC-M	India	0	100
Techni Bharathi Private Limited (“TBL”)	IGC	India	100	0
India Mining and Trading Private Limited (“IGC-IMT”)	IGC-M	India	100	100
IGC Materials Private Limited (“IGC-MPL”)	IGC-M	India	100	100
IGC Logistic Private Limited (“IGC-LPL”)	IGC-M	India	100	100
IGC Cleantech Limited (“IGC-CT”)	IGC-M	Hong Kong	0	100
IGC Enterprises Limited (“IGC-ENT”) (1)	TBL	Hong Kong	100	0
Cabaran Ultima Sdn. Bhd., (“Ultima”) (2)	IGC	Malaysia	100	100
RGF Cabaran Sdn. Bhd. (“RGF”)	Ultima	Malaysia	0	51
RGF Construction Sdn. Bhd.	RGF	Malaysia	0	75

(1)	Beneficially owned by Techni Bharathi Private Limited (“TBL”)
(2)	Cabaran Ultima is recorded as investment held for sale in the balance sheet for the year ended March 31, 2018. Hence, it is not consolidated.
(3)	IGC-M, IGC-IMT, IGC-LPL, IGC-MPL are non-operating subsidiaries and don’t have a material impact on the balance sheet or statement of operations.